Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Annual Performance;
Record Annual Net Income Improves by 8% to $103.8 Million

Warsaw, Indiana (January 25, 2023) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record full year net income of $103.8 million, which represents an increase of $8.1 million, or 8%, compared with net income of $95.7 million for 2021. Diluted earnings per share of $4.04 was also a record for 2022, and increased 8% compared to $3.74 for 2021.

The company further reported quarterly net income of $26.0 million for the three months ended December 31, 2022 versus $24.3 million for the comparable period of 2021, an increase of $1.7 million, or 7%. Diluted net income per common share increased 6% to $1.01 for the fourth quarter of 2022 versus $0.95 for the comparable period of 2021. On a linked quarter basis, net income decreased $2.5 million, or 9%, from $28.5 million in the third quarter of 2022, or $1.11 diluted net income per share.

Pretax pre-provision earnings were $39.9 million for the fourth quarter of 2022, an increase of $10.1 million, or 34%, from $29.8 million for the fourth quarter of 2021. On a linked quarter basis, pretax pre-provision earnings increased $5.2 million, or 15%, from $34.8 million for the third quarter of 2022. The increases in net income and pretax pre-provision earnings during the fourth quarter of 2022 compared to the fourth quarter of 2021 were primarily a result of increased net interest income between the two periods. The increase in pretax pre-provision earnings during the fourth quarter of 2022 compared to the third quarter of 2022 is reflective of the continued positive impact of the rising interest rate environment on the company's net interest income.

“Organic loan growth of 10% established a strong foundation for our record net income performance in 2022 as we celebrated the bank’s 150th anniversary. Thanks to the commitment and dedication of the great Lake City Bank team, our net income surpassed $100 million for the first time. We’re proud of this strong performance and look forward to carrying the momentum of the business into 2023,” commented David M. Findlay, President and Chief Executive Officer.

Highlights for the year and quarter are noted below.

Full year 2022 versus 2021 highlights:

•Diluted earnings per share increased $0.30 per share, or 8%, from $3.74 to $4.04
•Dividend per share increased 18% from $1.36 to $1.60
•Return on average equity of 17.40%, compared to 14.19%
•Return on average assets of 1.62%, compared to 1.56%
•Core loan growth, which excludes PPP loans, of $447.2 million, or 10%
•Core deposit contraction of $274.8 million, or 5%
•Loan to deposits ratio increased to 86% from 74%
•Investments as a percent of total assets decreased to 20% from 21%
•Net interest income increased $24.8 million, or 14%
•Net interest margin, excluding PPP loans, expanded by 45 basis points from 2.95% to 3.40%
•Revenue growth of $21.9 million, or 10%
•Provision expense of $9.4 million, compared to $1.1 million
•Noninterest expense increased $5.9 million, or 6%
•Watch list loans as a percentage of total loans, excluding PPP loans, decreased to a historical low of 3.42% from 5.50%
•Total risk-based capital ratio of 15.14%, compared to 15.35%
•Tangible capital ratio of 8.79%, compared to 10.70%
•Tangible capital ratio excluding AOCI of 11.30%, compared to 10.47%

Fourth Quarter 2022 versus Fourth Quarter 2021 highlights:

•Return on average equity of 19.16%, compared to 13.91%
•Average loan growth, excluding PPP loans, of $345.4 million, or 8%
•Average deposit growth of 1%, or $47.5 million
•Net interest income increased $11.8 million, or 26%
•Net interest margin, excluding PPP loans, expanded by 102 basis points from 2.87% to 3.89%
•Provision expense of $9.0 million, compared to no provision expense
•Noninterest income growth of $810,000, or 8%
•Revenue growth of $12.6 million, or 23%
•Noninterest expense increased $2.5 million, or 10%

Fourth Quarter 2022 versus Third Quarter 2022 highlights:

•Return on average equity of 19.16%, compared to 19.39%
•Loan growth of $220.6 million, or 5%
•Core deposit contraction of $203.5 million, or 4%
•Net interest income increased $4.3 million, or 8%
•Net interest margin expansion of 32 basis points from 3.57% to 3.89%
•Provision expense of $9.0 million, compared to no provision expense
•Noninterest expense decreased $460,000, or 2%
•Revenue growth of $4.7 million, or 8%
•Watch list loans as a percentage of total loans decreased to a historic low of 3.42%, compared to 3.63%
•Tangible capital ratio of 8.79% compared to 8.20%
•Tangible capital ratio excluding AOCI of 11.30% compared to 11.22%

Return on average total equity for the year ended December 31, 2022 was 17.40%, compared to 14.19% in 2021. Return on average assets was 1.62% in 2022, compared to 1.56% in 2021. The company's total capital as a percent of risk-weighted assets was 15.14% at December 31, 2022, compared to 15.35% at December 31, 2021 and 15.38% at September 30, 2022.

The company's tangible common equity to tangible assets ratio, was 8.79% at December 31, 2022, compared to 10.70% at December 31, 2021, and 8.20% at September 30, 2022. Tangible equity and tangible assets have been impacted by declines in the market value of the company's available-for-sale investment securities portfolio. The market value decline is a result of rising interest rates caused by the tightening of monetary policy by the Federal Reserve Board beginning in March of 2022 to combat elevated levels of inflation affecting the U.S. economy. Rising interest rates have generated unrealized losses in the available-for-sale investment securities portfolio. Unrealized losses from available-for-sale investment securities were $215.3 million at December 31, 2022, compared to unrealized gains of $21.6 million at December 31, 2021 and unrealized losses of $256.1 million at September 30, 2022. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity, the company's adjusted tangible common equity to adjusted tangible assets was 11.30% at December 31, 2022 compared to 10.47% at December 31, 2021, and 11.22% at September 30, 2022.

As announced on January 10, 2023, the board of directors approved a cash dividend for the fourth quarter of $0.46 per share, payable on February 6, 2023, to shareholders of record as of January 25, 2023. The fourth quarter dividend per share represents a 15% increase from the $0.40 dividend per share paid for the third quarter of 2022.

Findlay added, “We are pleased to continue to support double-digit growth in the dividend to our shareholders. Our strong operating performance, in addition to our fortress balance sheet, supports this healthy increase. Further, our solid capital base provides capacity for continued loan growth well into the future.”

Total loans outstanding increased by $422.6 million, or 10%, from $4.29 billion as of December 31, 2021 to $4.71 billion as of December 31, 2022. On a linked quarter basis, total loans increased $220.6 million, or 5%. The increase in loans at December 31, 2022, compared to December 31, 2021 and September 30, 2022 was primarily due to growth in the commercial loan portfolio. PPP loans were $1.5 million at December 31, 2022, reflecting PPP forgiveness of $24.6 million since December 31, 2021.

Average total loans were $4.56 billion in the fourth quarter of 2022, an increase of $284.1 million, or 7%, from $4.28 billion for the fourth quarter of 2021, and an increase of $147.4 million, or 3%, from $4.42 billion for the third quarter of 2022. Offsetting the increase in average loans between the fourth quarter of 2022 and the fourth quarter of 2021 was a decrease in average PPP loans of $61.4 million, from $62.9 million to $1.5 million,as PPP loan forgiveness wound down during 2022. Excluding PPP loans, average loans increased $345.4 million, or 8%, between the periods.

Commercial loan originations for the quarter included $653 million in loan originations offset by approximately $446 million in commercial loan pay downs. Line of credit usage remained unchanged at 42% at December 31, 2022 and December 31, 2021, as well as the linked third quarter of 2022. Available commercial lines of credit expanded by $651 million, or 16%, as compared to a year ago, and line usage improved by $276 million, or 16%, for the same period.

“We are pleased with our strong annual and quarterly loan growth results. They reflect our continued success in generating organic loan growth as we experienced good growth in every one of our markets in 2022. We are particularly proud that our Indianapolis commercial loan portfolio exceeded $1 billion during the year. 2022 represented our 10th full year of operations in the market. While overall line availability for the bank has remained at 42%, we are pleased that line usage has increased by 16% during 2022 and that available lines also increased by 16% during the year,” Findlay added.

Core deposits, which exclude brokered deposits, decreased by $274.8 million, or 5%, from $5.73 billion as of December 31, 2021 to $5.45 billion at December 31, 2022. The contraction was due to a reduction in retail deposits of $243.7 million, or 11%, and a reduction in commercial deposits of $176.3 million, or 8%, and was offset by a growth in public fund deposits of $145.2 million, or 11%. On a linked quarter basis, core deposits decreased by $203.5 million, or 4%. The linked quarter contraction resulted from a reduction of retail deposits of $121.8 million, a 6% decrease; a public funds reduction of $51.2 million, a 3% decrease; and a reduction of commercial deposits of $30.5 million, a 1% decrease.

Average total deposits were $5.63 billion for the fourth quarter of 2022, an increase of $47.5 million, or 1%, versus $5.59 billion for the fourth quarter of 2021. On a linked quarter basis, average total deposits decreased by $5.4 million, or less than 1%. Total deposits decreased $274.8 million, or 5%, from $5.74 billion as of December 31, 2021 to $5.46 billion as of December 31, 2022. On a linked quarter basis, total deposits decreased by $203.5 million, or 4%, from $5.66 billion as of September 30, 2022.

Findlay noted, “Deposit contraction during the year and quarter highlighted the utilization of excess balance sheet liquidity by our retail and commercial customers. Interestingly, average checking account balances remain elevated compared to pre-pandemic levels for both our commercial and retail customers. Our demand deposits as a percent of total deposits were 32% at year-end down from 33% a year ago and up from the pre-pandemic level of 24% at December 31, 2019. Reflective of this liquidity transition, our loan to deposit ratio increased to 86% from 74% a year ago. We anticipate that customers will continue to utilize their liquidity and available lines of credit to fund continued growth of their operations.”

Total investment securities were $1.31 billion at December 31, 2022, reflecting a decrease of $84.8 million, or 6%, as compared to $1.40 billion at December 31, 2021. On a linked quarter basis, investment securities decreased $6.2 million, or less than 1%. Investment securities represent 20% of total assets on December 31, 2022, compared to 21% on both December 31, 2021 and September 30, 2022. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 14%. The increase in this ratio resulted from the deployment of excess liquidity during 2021 and 2022 to the investment securities portfolio as an earning asset alternative for excess balance liquidity stemming from increased levels of core deposits. The company expects the investment securities portfolio as a percentage of assets to decrease over time as the proceeds from pay downs and maturities of these investment securities are used to fund loan portfolio growth. Cash flows of $114.0 million from the investment securities portfolio were used to fund loan growth during 2022.

Net interest margin was 3.40% for the year ended December 31, 2022, an increase of 33 basis points from 3.07% in 2021. Earning assets yields increased by 67 basis points to 4.00% for 2022, partially offset by an increase in the cost of funds of 34 basis points from 0.26% for 2021 compared to 0.60% for 2022. The higher earning asset yields and cost of funds were driven by the 425 basis points increase to the target Federal Funds rate implemented by the Federal Reserve Board beginning in 2022 to combat elevated levels of inflation affecting the U.S. economy. The target Fed Funds rate increased from a zero-bound range of 0.00% - 0.25% in March 2022 to a range of 4.25% - 4.50% at December 31, 2022. Additionally, net interest margin during the year ended December 31, 2022 was positively impacted by the recognition of nonaccrual interest resulting from the interest recovery of two nonaccrual commercial borrowers during the fourth quarter of 2022. The interest recovery was from two loans placed on nonaccrual status in 2009. The $1.9 million of nonaccrual interest income was recognized into loan interest income and contributed 3 basis points to the company's net interest margin during 2022. Excluding the interest recognized from these two borrowers, the company's adjusted net interest margin for 2022 was 3.37%, compared to net interest margin of 3.07% for 2021, or a 30 basis point increase.

Total PPP loan income and fees recognized for the year ended December 31, 2022 was $772,000, compared to $14.9 million for 2021. PPP interest and fees during 2022 made a nominal contribution to net interest margin compared to a 12 basis point contribution for 2021. Net interest margin excluding PPP interest and fees was 3.40% for 2022, up 45 basis points from 2.95% for 2021.

The company's net interest margin increased 91 basis points to 3.89% for the fourth quarter of 2022, compared to 2.98% for the fourth quarter of 2021. The increased margin in the fourth quarter of 2022 compared to the prior year period was due to the net effect of higher yields on average earning assets and increased cost of funds caused by the rising rate environment.
The previously described impact of the additional $1.9 million of interest income, benefited net interest margin by 12 basis points for the fourth quarter of 2022. Excluding this impact, the company's adjusted net interest margin increased 79 basis points from 2.98% for the fourth quarter of 2022 to net interest margin of 3.77% for the fourth quarter of 2022.

Total PPP loan income recognized for the fourth quarter of 2022 was $5,000 compared to $2.2 million for the fourth quarter of 2021. PPP interest and fees made a nominal contribution to fourth quarter 2022 net interest margin compared to an 11 basis point contribution for the fourth quarter of 2021. Net interest margin excluding PPP interest and fees was 3.89% for the fourth quarter of 2022, up 102 basis points from 2.87% for the fourth quarter of 2021. Average earning asset yields increased 193 basis points from 3.19% for the fourth quarter of 2021 to 5.12% for the fourth quarter of 2022. Offsetting the increased yield on average earning assets was an increase to the company's average cost of funds of 102 basis points. Interest expense as a percentage of average earning assets increased to 1.23% for the fourth quarter of 2022 from 0.21% for the fourth quarter of 2021.

Linked quarter net interest margin was 32 basis points higher at 3.89% for the fourth quarter of 2022, compared to 3.57% for the third quarter of 2022. The total deposit beta increased from 25% in the third quarter of 2022 to 46% for the fourth quarter of 2022. Conversely, the loan beta improved from 51% in the third quarter of 2022 to 78% in the fourth quarter 2022. Average earning asset yields increased by 88 basis points over the same period. Interest expense as a percentage of average earning assets increased 56 basis points to 1.23% during the fourth quarter of 2022 from 0.67% during the third quarter of 2022. The increased margin in the fourth quarter of 2022 compared to the linked third quarter of 2022 was caused by continued monetary tightening by the Federal Reserve Board, which increased the target Federal Funds rate by 125 basis points through two interest rate hikes during the fourth quarter of 2022. Excluding the previously described impact of the additional $1.9 million in income recognized from the payoff of certain nonaccrual notes, the company's adjusted net interest margin increased 20 basis points from 3.57% for the third quarter of 2022 to net interest margin of 3.77% for the fourth quarter of 2022.

“The rapid rise in short-term interest rates experienced during 2022 resulted in significant net interest margin expansion due to our highly asset sensitive balance sheet. In addition, earning assets shifted to loan growth and away from short term investments and investment security balances, contributing to further normalization of our balance sheet. We expect that we will continue to benefit from the anticipated Federal Reserve Bank continued tightening of monetary policy. However, we expect rising deposit costs to further offset earning asset expansion in 2023,” noted Findlay.

Net interest income was $202.9 million for the year ended December 31, 2022, representing an increase of $24.8 million, or 14%, as compared to 2021. Rising interest rates and loan growth benefited net interest income during 2022. The increase was due primarily to an increase in loan interest income of $33.1 million and an increase in investment securities income of $11.6 million. Offsetting these increases was an increase to deposit interest expense of $21.5 million. PPP loan income, including interest and fees, included as a component of loan interest and fee income, was $772,000 for 2022, compared to $14.9 million for 2021.

Net interest income was $56.8 million for the three months ended December 31, 2022, representing an increase of $11.8 million, or 26%, as compared to the three months ended December 31, 2021. PPP loan income, including interest and fees, was $5,000 for the three months ended December 31, 2022, compared to $2.2 million during the fourth quarter of 2021. On a linked quarter basis, net interest income increased $4.3 million, or 8%, from the third quarter of 2022.

The provision for credit losses for 2022 was $9.4 million, up from $1.1 million in 2021. The company recorded provision expense of $9.0 million in the fourth quarter of 2022, compared to no provision expense in the fourth quarter of 2021. On a linked quarter basis, the provision expense increased by $9.0 million from the third quarter of 2022.

The increase to provision expense during the fourth quarter of 2022 was due to the downgrade of a single $10.7 million commercial relationship that occurred in late December. The bank became aware of the credit deterioration in early 2023 and $7.0 million of the credit relationship was placed on nonaccrual status and a charge off of $3.7 million was recognized during the fourth quarter. The relationship was downgraded due to the severe impact on the business caused by the improving conditions related to the COVID-19 pandemic. The borrower is a manufacturer of name brand home and commercial cleaning and disinfecting products that are sold through third party firms to regional and national grocery and retail chains. Demand for these products substantially declined during 2022 as the pandemic subsided. As a result, the borrower’s largest customer encountered financial challenges, precipitated by the dramatic decline in demand for these products, and ceased operations in late 2022. The credit is supported by an unlimited personal guarantee of the business owner. The bank is actively working with the borrower to structure a long-term repayment plan.

Findlay noted,“Overall, our asset quality is at historically strong levels, and while we are disappointed with the single credit issue experienced in the quarter, we are confident it’s not reflective of broader portfolio concerns. In December, we completed our commercial loan portfolio reviews and continue to be encouraged by the performance of our borrowers. We enter 2023 with a solidly conservative allowance for credit loss reserve.”

The allowance for credit loss reserve to total loans was 1.54% at December 31, 2022 versus 1.58% at December 31, 2021 and 1.50% at September 30, 2022. The allowance for credit loss reserve to total loans excluding PPP loans was 1.54% at December 31, 2022 versus 1.59% at December 31, 2021 and 1.50% at September 30, 2022. PPP loans are guaranteed by the United States Small Business Administration (SBA) and have not been allocated for within the allowance for credit losses.

Net charge offs to average loans were 0.10% during the full year of 2022 compared to 0.09% during 2021. Net charge offs in the fourth quarter of 2022 were $3.6 million versus net charge offs of $5.3 million in the fourth quarter of 2021 and net charge offs of $284,000 during the linked third quarter of 2022. Annualized net charge offs to average loans were 0.31% for the fourth quarter of 2022 and 0.49% in the fourth quarter of 2021, and 0.03% for the linked third quarter of 2022.

Nonperforming assets increased $1.9 million, or 13%, to $17.2 million as of December 31, 2022 versus $15.3 million as of December 31, 2021. The increase was primarily a result of the previously described note placed on nonaccrual status as of December 31, 2022, offset by loan payoffs of other nonaccrual notes. On a linked quarter basis, nonperforming assets increased $7.1 million, or 70%, versus $10.1 million as of September 30, 2022. The ratio of nonperforming assets to total assets at December 31, 2022 increased to 0.27% from 0.23% at December 31, 2021 and 0.16% at September 30, 2022. Total individually analyzed and watch list loans decreased by $73.5 million, or 31%, to $161.0 million at December 31, 2022 versus $234.5 million as of December 31, 2021, primarily due to loan pay downs or credit upgrades. On a linked quarter basis, total individually analyzed and watch list loans decreased by $2.2 million, or 1%, from $163.2 million at September 30, 2022. Watch list loans as a percentage of total loans excluding PPP loans decreased to a historic low of 3.42% at December 31, 2022, compared to 5.50% at December 31, 2021 and 3.63% at September 30, 2022.

Noninterest income decreased by $2.9 million, or 6%, to $41.9 million for the year ended December 31, 2022, compared to $44.7 million for the year ended December 31, 2021. Notably, fee-based noninterest income increased by a cumulative $2.0 million due primarily to volume, including improvements in service charges on deposit accounts of $987,000, or 9%, merchant and interchange fee income of $537,000, or 18%, investment brokerage fees of $343,000, or 17%, and loan and service fees of $292,000, or 2%. Wealth advisory fees declined by $114,000, or 1%, and were negatively impacted by market value declines of 8% in trust assets from $2.4 billion at December 31, 2021 to $2.3 billion at December 31, 2022.

Market value declines impacted the overall decrease in noninterest income. Bank owned life insurance income for the year ended December 31, 2022 decreased by $2.0 million, primarily due to declines in the market value of variable life insurance policies that are tied to the equity markets. A reduction in market value of $950,000 was recorded during 2022 compared to market value gains of $1.1 million for 2021. The valuation changes to the variable life insurance policies are offset by similar changes to the deferred compensation expense that is recognized in salary and employee benefits. Excluding the impact of the variable life insurance policy market value changes, noninterest income was $42.8 million for the year ended December 31, 2022, compared to $43.7 million for the year ended December 31, 2021, a decline of $840,000, or 2%. In addition, other income decreased by $851,000, mortgage banking income decreased by $785,000, gains on securities sales decreased by $776,000 and interest rate swap fee income decreased by $456,000.

The company’s noninterest income increased $810,000, or 8%, to $10.5 million for the fourth quarter of 2022, compared to $9.7 million for the fourth quarter of 2021. Noninterest income was positively impacted by increases in fee-based service lines including increases in investment brokerage fees of $192,000, or 46%, merchant and interchange fees of $103,000, or 13%, and service charges on deposit accounts of $74,000, or 3%. Wealth advisory fees declined by $231,000, or 10% and were negatively impacted by market value declines in trust assets since December 31, 2021. Bank owned life insurance income increased $278,000, or 76%, during the fourth quarter of 2022 compared to the fourth quarter of 2021. Improvement in the market value of the company's variable life insurance policies resulted in increased market value of $181,000 during the fourth quarter of 2022, compared to a market decline of $17,000 during the fourth quarter of 2021. Other income for the fourth quarter of 2022 increased by $203,000 compared to the fourth quarter of 2021, and mortgage banking income increased by $200,000.

Noninterest income for the fourth quarter of 2022 increased by $355,000, or 3%, on a linked quarter basis from $10.2 million during the third quarter of 2022 to $10.5 million during the fourth quarter of 2022. The linked quarter increase resulted primarily from an increase to bank owned life insurance income of $590,000. The variable rate policies increased in market value by $181,000 during the fourth quarter of 2022, compared to a market value decline of $234,000 during the third quarter of 2022.

Noninterest expense increased by $5.9 million, or 6%, for the year ended December 31, 2022 to $110.2 million compared to $104.3 million for the year ended December 31, 2021. The increase was due primarily to an increase of $4.2 million in other expense caused by accruals for ongoing legal matters of $3.5 million. Corporate and business development expense increased $936,000, or 22%, driven by increased corporate development spending, advertising expense and charitable and foundation contributions, including contributions associated with the company’s sesquicentennial celebration. Salaries and benefits expense increased by $648,000, or 1%, and net occupancy expense increased $559,000, or 10%. Offsetting these increases was a decrease in professional fees of $581,000, or 8%, due to a decrease in legal expense incurred during the year.

Noninterest expense increased $2.5 million, or 10%, to $27.4 million for the fourth quarter of 2022, compared to $24.9 million during the fourth quarter of 2021. The increase was caused primarily by an increase to salary and employee benefits expense of $1.2 million, or 9%, an increase to other expense of $799,000 and an increase in data processing expense of $334,000, or 11%. The increase to salary and employee benefits expense was primarily caused by increases to employee salaries of $627,000 and an increase in deferred compensation of $175,000. The increase to other expense was largely a result of increased accruals related to ongoing legal matters. The increase in data processing expense was related to continued investment in technology solutions for our retail and commercial digital applications.

On a linked quarter basis, noninterest expense decreased by $460,000, or 2%, compared to $27.9 million during the third quarter of 2022. The main driver of the decrease was a decrease in other expense of $862,000 caused by reduced legal accruals and decreased director share grant expense. Directors are issued company stock semi-annually in January and July. Corporate and business development expense decreased by $306,000, or 21%, due to decreased advertising costs and the timing of charitable donations during the year. These decreases were partially offset by an increase in professional fees of $402,000, or 26%, primarily related to technology project expenditures.

The company’s efficiency ratio was 45.0% for the year ended December 31, 2022, compared to 46.8% for the year ended December 31, 2021. The company’s efficiency ratio was 40.7% for the fourth quarter of 2022, compared to 45.6% for the fourth quarter of 2021 and 44.5% for the linked third quarter of 2022.

Findlay commented, “Revenue growth of 10% during 2022 was excellent and reflects the growth of our business with existing clients and the acquisition of new client relationships. We continued to invest heavily in our people, technology and branch expansion. Our focus for 2023 is to continue to invest in the commercial and retail user experience from a technology standpoint and to continue our branch expansion in the Indianapolis market with two new offices planned in the next 18 months.”

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2022 FINANCIAL HIGHLIGHTS

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
END OF PERIOD BALANCES	2022	2022	2021	2022	2021
Assets	$6,432,371	$6,288,406	$6,557,323	$6,432,371	$6,557,323
Deposits	5,460,620	5,664,133	5,735,407	5,460,620	5,735,407
Brokered Deposits	10,027	10,017	10,003	10,027	10,003
Core Deposits (1)	5,450,593	5,654,116	5,725,404	5,450,593	5,725,404
Loans	4,710,396	4,489,835	4,287,841	4,710,396	4,287,841
PPP Loans	1,521	1,603	26,151	1,521	26,151
Allowance for Credit Losses	72,606	67,239	67,773	72,606	67,773
Total Equity	568,887	519,220	704,906	568,887	704,906
Goodwill net of deferred tax assets	3,803	3,803	3,794	3,803	3,794
Tangible Common Equity (2)	565,084	515,417	701,112	565,084	701,112
Adjusted Tangible Common Equity (2)	753,238	736,264	684,056	753,238	684,056
AVERAGE BALANCES
Total Assets	$6,304,366	$6,298,358	$6,397,397	$6,427,579	$6,153,780
Earning Assets	5,958,113	5,991,630	6,148,085	6,123,163	5,906,640
Investments	1,312,050	1,429,186	1,336,492	1,432,287	1,068,325
Loans	4,563,321	4,415,944	4,279,262	4,427,166	4,421,094
PPP Loans	1,544	3,232	62,910	7,942	237,951
Total Deposits	5,633,040	5,638,469	5,585,537	5,717,358	5,357,284
Interest Bearing Deposits	3,867,655	3,821,699	3,784,837	3,874,581	3,686,112
Interest Bearing Liabilities	3,893,652	3,821,699	3,859,971	3,913,195	3,761,520
Total Equity	537,985	583,679	692,396	596,487	674,637
INCOME STATEMENT DATA
Net Interest Income	$56,837	$52,492	$45,007	$202,887	$178,088
Net Interest Income-Fully Tax Equivalent	58,346	53,945	46,140	208,514	181,675
Provision for Credit Losses	8,958	0	0	9,375	1,077
Noninterest Income	10,519	10,164	9,709	41,862	44,720
Noninterest Expense	27,434	27,894	24,926	110,210	104,287
Net Income	25,977	28,525	24,283	103,817	95,733
Pretax Pre-Provision Earnings (2)	39,922	34,762	29,790	134,539	118,521
PER SHARE DATA
Basic Net Income Per Common Share	$1.02	$1.12	$0.95	$4.07	$3.76
Diluted Net Income Per Common Share	1.01	1.11	0.95	4.04	3.74
Cash Dividends Declared Per Common Share	0.40	0.40	0.34	1.60	1.36
Dividend Payout	39.60%	36.04%	35.79%	39.60%	36.36%
Book Value Per Common Share (equity per share issued)	22.28	20.33	27.65	22.28	27.65
Tangible Book Value Per Common Share (2)	22.13	20.18	27.50	22.13	27.50
Market Value – High	83.57	81.27	80.77	85.71	80.77
Market Value – Low	71.37	64.05	71.19	64.05	50.71

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
PER SHARE DATA (continued)	2022	2022	2021	2022	2021
Basic Weighted Average Common Shares Outstanding	25,536,026	25,533,832	25,486,484	25,528,328	25,475,994
Diluted Weighted Average Common Shares Outstanding	25,754,274	25,734,613	25,669,042	25,712,538	25,620,105
KEY RATIOS
Return on Average Assets	1.63%	1.80%	1.51%	1.62%	1.56%
Return on Average Total Equity	19.16	19.39	13.91	17.40	14.19
Average Equity to Average Assets	8.53	9.27	10.82	9.28	10.96
Net Interest Margin	3.89	3.57	2.98	3.40	3.07
Net Interest Margin, Excluding PPP Loans (2)	3.89	3.57	2.87	3.40	2.95
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	40.73	44.52	45.56	45.03	46.81
Tier 1 Leverage (3)	11.50	11.40	10.73	11.50	10.73
Tier 1 Risk-Based Capital (3)	13.88	14.13	14.10	13.88	14.10
Common Equity Tier 1 (CET1) (3)	13.88	14.13	14.10	13.88	14.10
Total Capital (3)	15.14	15.38	15.35	15.14	15.35
Tangible Capital (2)	8.79	8.20	10.70	8.79	10.70
Adjusted Tangible Capital (2)	11.30	11.22	10.47	11.30	10.47
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,169	$921	$729	$1,169	$729
Loans Past Due 90 Days or More	123	25	117	123	117
Non-accrual Loans	16,964	9,892	14,973	16,964	14,973
Nonperforming Loans (includes nonperforming TDRs or Modifications) (4)	17,087	9,917	15,090	17,087	15,090
Other Real Estate Owned	100	196	196	100	196
Other Nonperforming Assets	37	0	0	37	0
Total Nonperforming Assets	17,224	10,113	15,286	17,224	15,286
Performing Troubled Debt Restructurings (4)	0	0	5,121	0	5,121
Nonperforming Troubled Debt Restructurings (included in nonperforming loans) (4)	0	0	6,218	0	6,218
Total Troubled Debt Restructurings (4)	0	0	11,339	0	11,339
Individually Analyzed Loans	31,327	17,313	25,581	31,327	25,581
Non-Individually Analyzed Watch List Loans	129,671	145,839	208,881	129,671	208,881
Total Individually Analyzed and Watch List Loans	160,998	163,152	234,462	160,998	234,462
Gross Charge Offs	3,923	373	5,390	5,134	5,983
Recoveries	332	89	115	592	2,221
Net Charge Offs/(Recoveries)	3,591	284	5,275	4,542	3,762
Net Charge Offs/(Recoveries) to Average Loans	0.31%	0.03%	0.49%	0.10%	0.09%
Credit Loss Reserve to Loans	1.54%	1.50%	1.58%	1.54%	1.58%

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
ASSET QUALITY (continued)	2022	2022	2021	2022	2021
Credit Loss Reserve to Loans, Excluding PPP Loans (2)	1.54%	1.50%	1.59%	1.54%	1.59%
Credit Loss Reserve to Nonperforming Loans	424.91%	678.01%	449.13%	424.91%	449.13%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs (4)	424.91%	678.01%	335.33%	424.91%	335.33%
Nonperforming Loans to Loans	0.36%	0.22%	0.35%	0.36%	0.35%
Nonperforming Assets to Assets	0.27%	0.16%	0.23%	0.27%	0.23%
Total Individually Analyzed and Watch List Loans to Total Loans	3.42%	3.63%	5.47%	3.42%	5.47%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (2)	3.42%	3.64%	5.50%	3.42%	5.50%
OTHER DATA
Full Time Equivalent Employees	609	600	582	609	582
Offices	52	52	51	52	51

(1)Core deposits equals deposits less brokered deposits
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(3)Capital ratios for December 31, 2022 are preliminary until the Call Report is filed.
(4)On April 1, 2022, the company adopted certain aspects of ASU 2022-02, whereby the company no longer recognizes or accounts for TDRs. Adoption of this standard was retrospective to January 1, 2022.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	December 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and due from banks	$80,992	$51,830
Short-term investments	49,290	631,410
Total cash and cash equivalents	130,282	683,240

Securities available-for-sale, at fair value	1,185,528	1,398,558
Securities held-to-maturity, at amortized cost (fair value of $111,029 and $0, respectively)	128,242	0
Real estate mortgage loans held-for-sale	357	7,470

Loans, net of allowance for credit losses of $72,606 and $67,773	4,637,790	4,220,068

Land, premises and equipment, net	58,097	59,309
Bank owned life insurance	108,407	97,652
Federal Reserve and Federal Home Loan Bank stock	15,795	13,772
Accrued interest receivable	27,994	17,674
Goodwill	4,970	4,970
Other assets	134,909	54,610
Total assets	$6,432,371	$6,557,323

LIABILITIES
Noninterest bearing deposits	$1,736,761	$1,895,481
Interest bearing deposits	3,723,859	3,839,926
Total deposits	5,460,620	5,735,407

Federal Funds purchased	22,000	0
Federal Home Loan Bank advances	275,000	75,000
Total borrowings	297,000	75,000

Accrued interest payable	3,186	2,619
Other liabilities	102,678	39,391
Total liabilities	5,863,484	5,852,417

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,825,127 shares issued and 25,349,225 outstanding as of December 31, 2022
25,777,609 shares issued and 25,300,793 outstanding as of December 31, 2021	127,004	120,615
Retained earnings	646,100	583,134
Accumulated other comprehensive income (loss)	(188,923)	16,093
Treasury stock, at cost (475,902 shares and 476,816 shares as of December 31, 2022 and 2021, respectively)	(15,383)	(15,025)
Total stockholders’ equity	568,798	704,817
Noncontrolling interest	89	89
Total equity	568,887	704,906
Total liabilities and equity	$6,432,371	$6,557,323

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
NET INTEREST INCOME
Interest and fees on loans
Taxable	$65,424	$41,253	$202,004	$170,081
Tax exempt	753	146	1,664	470
Interest and dividends on securities
Taxable	3,519	2,604	14,132	9,086
Tax exempt	4,944	4,118	19,553	13,033
Other interest income	713	201	2,214	549
Total interest income	75,353	48,322	239,567	193,219

Interest on deposits	18,244	3,240	36,281	14,827
Interest on borrowings
Short-term	272	0	272	7
Long-term	0	75	127	297
Total interest expense	18,516	3,315	36,680	15,131

NET INTEREST INCOME	56,837	45,007	202,887	178,088

Provision for credit losses	8,958	0	9,375	1,077

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	47,879	45,007	193,512	177,011

NONINTEREST INCOME
Wealth advisory fees	2,086	2,317	8,636	8,750
Investment brokerage fees	607	415	2,318	1,975
Service charges on deposit accounts	2,914	2,840	11,595	10,608
Loan and service fees	3,083	3,099	12,214	11,922
Merchant and interchange fee income	900	797	3,560	3,023
Bank owned life insurance income	644	366	432	2,467
Interest rate swap fee income	87	101	579	1,035
Mortgage banking income (loss)	(138)	(338)	633	1,418
Net securities gains	21	0	21	797
Other income	315	112	1,874	2,725
Total noninterest income	10,519	9,709	41,862	44,720

NONINTEREST EXPENSE
Salaries and employee benefits	14,690	13,505	58,530	57,882
Net occupancy expense	1,494	1,385	6,287	5,728
Equipment costs	1,513	1,396	5,763	5,530
Data processing fees and supplies	3,316	2,982	12,826	12,674
Corporate and business development	1,120	1,054	5,198	4,262
FDIC insurance and other regulatory fees	483	535	1,999	2,242
Professional fees	1,956	2,006	6,483	7,064
Other expense	2,862	2,063	13,124	8,905
Total noninterest expense	27,434	24,926	110,210	104,287

INCOME BEFORE INCOME TAX EXPENSE	30,964	29,790	125,164	117,444
Income tax expense	4,987	5,507	21,347	21,711
NET INCOME	$25,977	$24,283	$103,817	$95,733

BASIC WEIGHTED AVERAGE COMMON SHARES	$25,536,026	$25,486,484	$25,528,328	$25,475,994

BASIC EARNINGS PER COMMON SHARE	$1.02	$0.95	$4.07	$3.76

DILUTED WEIGHTED AVERAGE COMMON SHARES	$25,754,274	25,669,042	$25,712,538	25,620,105

DILUTED EARNINGS PER COMMON SHARE	$1.01	$0.95	$4.04	$3.74

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	December 31, 2022		September 30, 2022		December 31, 2021
Commercial and industrial loans:
Working capital lines of credit loans	$650,948	13.8%	$684,281	15.2%	$652,861	15.2%
Non-working capital loans	842,101	17.9	827,014	18.4	736,608	17.2
Total commercial and industrial loans	1,493,049	31.7	1,511,295	33.6	1,389,469	32.4

Commercial real estate and multi-family residential loans:
Construction and land development loans	517,664	11.0	468,288	10.4	379,813	8.9
Owner occupied loans	758,091	16.0	741,293	16.5	739,371	17.2
Nonowner occupied loans	706,107	15.0	655,975	14.6	588,458	13.7
Multifamily loans	197,232	4.2	191,212	4.3	247,204	5.8
Total commercial real estate and multi-family residential loans	2,179,094	46.2	2,056,768	45.8	1,954,846	45.6

Agri-business and agricultural loans:
Loans secured by farmland	201,200	4.3	165,328	3.7	206,331	4.8
Loans for agricultural production	230,888	4.9	176,738	3.9	239,494	5.6
Total agri-business and agricultural loans	432,088	9.2	342,066	7.6	445,825	10.4

Other commercial loans	113,593	2.4	100,831	2.2	73,490	1.7
Total commercial loans	4,217,824	89.5	4,010,960	89.2	3,863,630	90.1

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	212,742	4.5	196,077	4.4	176,561	4.1
Open end and junior lien loans	175,575	3.7	173,419	3.9	156,238	3.6
Residential construction and land development loans	19,249	0.4	18,775	0.4	11,921	0.3
Total consumer 1-4 family mortgage loans	407,566	8.6	388,271	8.7	344,720	8.0

Other consumer loans	88,075	1.9	93,026	2.1	82,755	1.9
Total consumer loans	495,641	10.5	481,297	10.8	427,475	9.9
Subtotal	4,713,465	100.0%	4,492,257	100.0%	4,291,105	100.0%
Less: Allowance for credit losses	(72,606)		(67,239)		(67,773)
Net deferred loan fees	(3,069)		(2,422)		(3,264)
Loans, net	$4,637,790		$4,422,596		$4,220,068

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	December 31, 2022	September 30, 2022	December 31, 2021
Noninterest bearing demand deposits	$1,736,761	$1,832,328	$1,895,481
Savings and transaction accounts:
Savings deposits	403,773	428,718	409,343
Interest bearing demand deposits	2,693,900	2,652,783	2,601,065
Time deposits:
Deposits of $100,000 or more	455,427	573,923	627,123
Other time deposits	170,759	176,381	202,395
Total deposits	$5,460,620	$5,664,133	$5,735,407
FHLB advances and other borrowings	297,000	0	75,000
Total funding sources	$5,757,620	$5,664,133	$5,810,407

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended December 31, 2022			Three months ended September 30, 2022			Three Months Ended December 31, 2021
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,512,012	$65,424	5.75%	$4,376,724	$52,707	4.78%	$4,260,960	$41,253	3.84%
Tax exempt (1)	51,309	948	7.33	39,220	583	5.90	18,302	184	3.99
Investments: (1)
Securities	1,312,050	9,777	2.96	1,429,186	9,949	2.76	1,336,492	7,817	2.32
Short-term investments	2,312	18	3.09	2,307	9	1.55	2,201	1	0.11
Interest bearing deposits	80,430	695	3.43	144,193	763	2.10	530,130	200	0.15
Total earning assets	$5,958,113	$76,862	5.12%	$5,991,630	$64,011	4.24%	$6,148,085	$49,455	3.19%
Less: Allowance for credit losses (4)	(67,815)			(67,481)			(72,972)
Nonearning Assets
Cash and due from banks	72,487			70,672			72,908
Premises and equipment	58,501			58,796			59,712
Other nonearning assets	283,080			244,741			189,664
Total assets	$6,304,366			$6,298,358			$6,397,397

Interest Bearing Liabilities
Savings deposits	$415,942	$86	0.08%	$430,428	$85	0.08%	$384,229	$74	0.08%
Interest bearing checking accounts	2,781,061	16,727	2.39	2,623,747	8,809	1.33	2,563,557	1,854	0.29
Time deposits:
In denominations under $100,000	172,622	337	0.77	180,774	298	0.65	203,706	388	0.76
In denominations over $100,000	498,030	1,094	0.87	586,750	874	0.59	633,345	924	0.58
Miscellaneous short-term borrowings	25,997	272	4.15	0	0	0.00	134	0	0.00
Long-term borrowings and subordinated debentures	0	0	0.00	0	0	0.00	75,000	75	0.40
Total interest bearing liabilities	$3,893,652	$18,516	1.89%	$3,821,699	$10,066	1.04%	$3,859,971	$3,315	0.34%
Noninterest Bearing Liabilities
Demand deposits	1,765,385			1,816,770			1,800,700
Other liabilities	107,344			76,210			44,330
Stockholders' Equity	537,985			583,679			692,396
Total liabilities and stockholders' equity	$6,304,366			$6,298,358			$6,397,397
Interest Margin Recap
Interest income/average earning assets		76,862	5.12%		64,011	4.24%		49,455	3.19%
Interest expense/average earning assets		18,516	1.23		10,066	0.67		3,315	0.21
Net interest income and margin		$58,346	3.89%		$53,945	3.57%		$46,140	2.98%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.51 million, $1.45 million and $1.13 million in the three-month periods ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
(2)Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $1,000, $50,000, and $2.02 million for the three-month periods ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses to loans, excluding PPP loans, and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for credit losses.

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Total Loans	$4,710,396	$4,489,835	$4,287,841
Less: PPP Loans	1,521	1,603	26,151
Total Loans, Excluding PPP Loans	4,708,875	4,488,232	4,261,690

Allowance for Credit Losses	$72,606	$67,239	$67,773

Credit Loss Reserve to Total Loans	1.54%	1.50%	1.58%
Credit Loss Reserve to Total Loans, Excluding PPP Loans	1.54%	1.50%	1.59%

Total Individually Analyzed and Watch List Loans	$160,998	$163,152	$234,462

Total Individually Analyzed and Watch List Loans to Total Loans	3.42%	3.63%	5.47%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	3.42%	3.64%	5.50%

Tangible common equity, adjusted tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2022	Sep. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Total Equity	$568,887	$519,220	$704,906	$568,887	$704,906
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,176	1,167	1,176
Tangible Common Equity	565,084	515,417	701,112	565,084	701,112
AOCI Market Value Adjustment	$188,154	220,847	$(17,056)	$188,154	$(17,056)
Adjusted Tangible Common Equity	753,238	736,264	684,056	753,238	684,056

Assets	$6,432,371	$6,288,406	$6,557,323	$6,432,371	$6,557,323
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,176	1,167	1,176
Tangible Assets	6,428,568	6,284,603	6,553,529	6,428,568	6,553,529
Securities Market Value Adjustment	238,170	279,553	(21,589)	238,170	(21,589)
Adjusted Tangible Assets	6,666,738	6,564,156	6,531,940	6,666,738	6,531,940

Ending Common Shares Issued	25,536,026	25,536,026	25,488,508	25,536,026	25,488,508

Tangible Book Value Per Common Share	$22.13	$20.18	$27.50	$22.13	$27.50

Tangible Common Equity/Tangible Assets	8.79%	8.20%	10.70%	8.79%	10.70%
Adjusted Tangible Common Equity / Adjusted Tangible Assets	11.30%	11.22%	10.47%	11.30%	10.47%

Net Interest Income	$56,837	$52,492	$45,007	$202,887	$178,088
Plus: Noninterest income	10,519	10,164	9,709	41,862	44,720
Minus: Noninterest expense	(27,434)	(27,894)	(24,926)	(110,210)	(104,287)

Pretax Pre-Provision Earnings	$39,922	$34,762	$29,790	$134,539	$118,521

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2022	Sep. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Total Average Earnings Assets	$5,958,113	$5,991,630	$6,148,085	$6,123,163	$5,906,640
Less: Average Balance of PPP Loans	(1,544)	(3,232)	(62,910)	(7,942)	(237,951)
Total Adjusted Earning Assets	5,956,569	5,988,398	6,085,175	6,115,221	5,668,689

Total Interest Income FTE	$76,862	$64,011	$49,455	$245,194	$196,806
Less: PPP Loan Income	(5)	(58)	(2,182)	(772)	(14,945)
Total Adjusted Interest Income FTE	76,857	63,953	47,273	244,422	181,861

Adjusted Earning Asset Yield, net of PPP Impact	5.12%	4.24%	3.08%	4.00%	3.21%

Total Average Interest Bearing Liabilities	$3,893,652	$3,821,699	$3,859,971	$3,913,195	$3,761,520
Less: Average Balance of PPP Loans	(1,544)	(3,232)	(62,910)	(7,942)	(237,951)
Total Adjusted Interest Bearing Liabilities	3,892,108	3,818,467	3,797,061	3,905,253	3,523,569

Total Interest Expense FTE	$18,516	$10,066	$3,315	$36,680	$15,131
Less: PPP Cost of Funds	(1)	(2)	(40)	(20)	(595)
Total Adjusted Interest Expense FTE	18,515	10,064	3,275	36,660	14,536

Adjusted Cost of Funds, net of PPP Impact	1.23%	0.67%	0.21%	0.60%	0.26%

Net Interest Margin FTE, net of PPP Impact	3.89%	3.57%	2.87%	3.40%	2.95%

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